Hancock Holding Company

One Hancock Plaza

Post Office Box 4019

Gulfport,  Mississippi 39502

1-855-404-5465

Re: Revised Agreement for Award of Restricted Common Stock Granted November 13, 2015(“Award”)

The terms and conditions of your award of Restricted Common Stock of Hancock Holding Company (the “Company”) granted on November 13, 2015 have been amended as reflected herein.  This amended Award Agreement supersedes and replaces in its entirety the original Award Agreement with respect to such grant, a copy of which is attached hereto for your reference.

1.  Award.  This Award grants you the number of shares of Restricted Common Stock of the Company set forth above (the “Restricted Shares”).  The specifics of the grant, including the grant date, vesting schedule (the “Vesting Period”) and other terms and conditions, as applicable, are also set forth in this notification of your grant and are incorporated herein by this reference and constitute a part of this Award Agreement. Upon your acceptance of this grant, you will become entitled to receive dividends on the Restricted Shares from and after the grant date and to vote the Restricted Shares.

2.    Plan/Committee.  This Award of Restricted Shares is made pursuant to the Hancock Holding Company 2014 Long Term Incentive Plan (the “Plan”).  The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) which has authority to make certain determinations as to the terms of and to interpret the provisions of awards granted under the Plan.  Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

In addition to this Award Agreement, the Award granted to you hereunder is subject to the terms and conditions set forth in the Plan; and in the event of any conflict between the provisions of this Award Agreement and the Plan, the Plan shall control.  Your Award is also subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Except where the context clearly implies or indicates to the contrary, a word, term, or phrase used in the Plan has the same meaning when used in this Award Agreement.

3.  Escrow/Custodian.  The Restricted Shares will be issued in your name, but will be held in escrow until they become vested or are forfeited and during Post Vest Holding Period (as defined in Section 8). The Committee has designated the Corporate Trust Department of Whitney Bank (the “Custodian”) to serve as custodian of the escrowed Restricted Shares under the Plan.  By your acceptance of this Award Agreement, you hereby appoint the Custodian as your attorney-in-fact with full power and authority to transfer, assign and convey to the Company any Restricted Shares held by the Custodian that are forfeited under the terms of this Award or reclaimed pursuant to the Company’s clawback policy.  Upon vesting, the “net” Restricted Shares  shall continue to be held in escrow during the Post Vest Holding Period, until such shares become distributable as provided in Section 8 below.  For this purpose, “net” Restricted Shares shall mean the number of shares of Restricted Stock in which you have become vested, reduced by the number of such shares, if any, withheld by the Company to cover the withholding taxes as set forth in Section 4.

{JX181990.6}

SECTION 16

4.  Tax Withholding.  Upon the vesting of the Restricted Shares pursuant to this Award, you (or your estate or beneficiary in the event of your death) must remit to the Company an amount equal to the Company’s federal, state and local tax withholding obligation applicable thereto or, alternatively, instruct the Committee to withhold a portion of such shares to cover the Company’s withholding obligation.  In the event no such remittance or instruction is received prior to the date the shares vest (or such earlier date as may be set by the Committee), the Company shall automatically withhold a portion of the shares with a fair market value equal to the Company’s withholding obligation.

5.  Restrictions on Transfer.  During the Vesting Period and the Post Vest Holding Period (as defined in Section 8), you may not encumber or sell the Restricted Shares and you may not transfer the Restricted Shares except by will, the laws of descent and distribution or pursuant to a domestic relations order.  Notwithstanding the preceding, however, you may transfer your right to the Restricted Shares to a member of your immediate family or to a trust or similar vehicle for the benefit or your immediate family members subject to the same terms and conditions applicable to you.  You must notify the Company of any transfer of your right to the Restricted Shares.

6.  Vesting/Forfeiture. The Restricted Shares will vest in accordance with the vesting schedule set forth in this notification.  You must remain employed with the Company or one of its subsidiaries through each of the dates in the vesting schedule (or to the end of the Vesting Period if your Award is subject to a single vesting date) in order to vest in the number of shares scheduled to vest on that date.  Except as otherwise provided in this Section with respect to your death or Disability or in connection with a Change in Control as provided in Section 7, if you terminate employment with the Company and its subsidiaries, whether voluntarily or involuntarily, at any time prior to the end of the Vesting Period, your unvested Restricted Shares will be forfeited and such unvested Restricted Shares will be delivered by the Custodian to, and become the sole property of, the Company.  Notwithstanding the preceding provisions, however, in the event your service with the Company and all of its subsidiaries is involuntary terminated without Cause in connection with a reduction in force (RIF) of the Company and/or a subsidiary, upon such termination, the remaining unvested Restricted Shares shall become vested in a percentage equal to the number of your full months of service with the Company and/or its subsidiaries since the last vesting date (or since the grant date if your Award is subject to a single vesting date) divided by the number of full months of service you would have completed since that date if you had remained employed through the end of the applicable Vesting Period.

The vesting schedule applicable to your Restricted Shares shall be accelerated and your Restricted Shares will immediately become one hundred percent (100%) vested in the event of  your death or your Disability provided the following conditions are met at the time of your death or Disability:

(a)You are an active employee of the Company or one of its subsidiaries;

(b)You are in good standing with the Company (i.e., meeting expectations performance rating as established by the Company); and

(c)You have at least ten years of service with the Company or its subsidiaries.  For this purpose, years of service with any entity (the “Acquired Entity”) acquired by the Company or its subsidiaries in a merger, stock exchange or similar transaction shall be counted as years of service with the Company, provided you were

{JX181990.6}

employed by the Acquired Entity on the effective date of the merger with or other acquisition by the Company and/or its subsidiary.  The number of years of service with the Acquired Entity to be taken into account for this purpose shall be the maximum years credited for seniority time in accordance with the policies and procedures of the Acquired Entity prior to such merger or acquisition.

For purposes of this Agreement, Disability shall have the same meaning as provided in the long-term disability plan or policy maintained (or most recently maintained) for your benefit by the Company or any subsidiary of the Company.  If no such plan or policy has ever been maintained on your behalf, Disability shall be the condition as described in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

7.  Change in Control.  In addition to the acceleration of vesting as provided in Section 6, if within the two-year period commencing on the closing date of a Change in Control (as defined in the Plan and Prospectus) your employment with the Company and its subsidiaries is involuntarily terminated for any reason other than “Cause” or if you terminate your employment for “Good Reason”, all restrictions on ownership are lifted and the Restricted Shares will become one hundred percent (100%) vested.  For purposes of this provision, the following definitions shall apply:

(a)“Cause” shall mean (1) your commitment of an intentional act of fraud, embezzlement, or theft in the course of your employment or other engagement in any intentional misconduct or gross negligence which is materially injurious to Company’s business, financial condition or business reputation; (2) your commitment of intentional damage to the property of Company or your intentional wrongful disclosure of confidential information which is materially injurious to Company’s business, financial condition or business reputation; (3) your intentional refusal to perform the material duties of your position, without cure,  or the beginning of cure, within five (5) days of written notice from Company; (4) your commitment of a material breach of your employment agreement with the Company (if any); (5) your failure to show up at Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from Company; or (6) your entry of a guilty plea or a plea of no contest with regard to any felony.  Any reference to Company in the preceding sentence includes each of its subsidiaries.

(b)“Good Reason” shall mean a reduction of more than 10% in your base salary, a transfer to a position with a pay grade more than two pay grades below your current position or a transfer to a jobsite more than 35 miles from your current jobsite.

(c)In the event a Change in Control Employment Agreement between you and the Company is in effect at the time of the Change in Control, “Cause” and “Good Reason” shall have the same respective meanings as provided in such Change in Control Employment Agreement in lieu of the definitions contained herein.

Notwithstanding the preceding, in the event the surviving entity in a Change in Control does not assume the Company’s obligations under the Plan and this Agreement or convert your rights hereunder into equivalent rights to equity in the surviving entity in connection with such Change in Control, the Board of Directors of the Company may, in its discretion, lift all ownership restrictions and provide for all Restricted Shares to become one hundred percent (100%) vested immediately upon such Change in Control whether or not your employment with the Company and

{JX181990.6}

its subsidiaries is terminated.  In either event, you will have the option of either receiving shares of Common Stock of the Company or a lump-sum cash payment equal to the fair market value thereof.

8.  Post Vest Holding Period/Distribution.

(a)Except as otherwise provided in this Section, the “net” Restricted Shares in which you become vested in accordance with the provisions of this Award Agreement shall continue to be held in escrow by the custodian as provided in Section 3 and subject to the transfer restrictions as provided in Section 5 until the second anniversary of the vesting date of such shares (the “Post Vest Holding Period”).

(b)The Post Vest Holding Period shall not apply, or shall terminate, as applicable, under the following circumstances:

(i)If the Restricted Shares vest in accordance with Section 6 due to your death or Disability.

(ii)Upon your death or Disability during the Post Vest Holding Period.

(iii)Upon a Change in Control which occurs during the Post Vest Holding Period.

(iv)If the Restricted Shares vests in connection with your termination of employment with the Company and its subsidiaries following a Change in Control as provided in Section 7.

The “net” Restricted Shares will be released from escrow and delivered/issued to you within thirty (30) days of the earlier of (i) the second anniversary of the vesting date of such shares or (ii) the occurrence of an event under (b) above.  The “net” Restricted Shares will be issued in your name in a Direct Registration System (DRS) book entry.  However, you may request that all “net” Restricted Shares be issued in a certificate and forwarded to you in lieu of a DRS book entry.

9.  Clawback.  The Restricted Shares awarded hereunder are subject to the Company’s Clawback Policy and, as a result, all or any portion thereof, may be forfeited by you, if unvested, or recovered (whether or not still held in escrow), together with any gain that you may have realized thereon, by the Company if, in the opinion of the independent directors of the Company, (1) the financial statements of the Company are restated, in whole or in part, due to the intentional fraud or misconduct of the Company’s executive officers, and (2) you were engaged in such misconduct.

10.  Miscellaneous Provisions.    Before accepting this Award, you should review the Plan and the Prospectus for the Plan, copies of which may be accessed through the link provided in this notification.  You should pay particular attention to the Plan since it sets forth other provisions which cover your Award of Restricted Shares. Also, you should note that the acceptance of your Award means that you have agreed to take any reasonable action required to meet the requirements imposed by federal and state securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and you have agreed to allow the Company to withhold from any payments made to you, or to collect as a condition of payment, any taxes required by law to be withheld because of this Award. The Prospectus contains an explanation of certain federal income tax consequences and is current as of the date of the Prospectus.  However, since tax laws often change, you should consult your tax advisor for current information at any given time.

{JX181990.6}

This Award Agreement is required by the Plan. This Award Agreement is binding upon, and inures to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Your rights hereunder are personal to you and may not be assigned to any other person or persons. This Award Agreement is binding on you and your beneficiaries, heirs and personal representatives.

Your electronic acceptance of this Award of Restricted Shares indicates your acceptance of this Award Agreement and the terms and provisions of this grant.

Again, we congratulate you on your Award.  Thank you for your service to Hancock Holding Company.

{JX181990.6}